Exhibit 99.1

NEWS RELEASE	DATE: April 22, 2020

NASDAQ REPORTS FIRST QUARTER 2020 RESULTS,

ADAPTS TO COVID-19 WHILE DELIVERING FOR CLIENTS

•

Nasdaq thanks all front-line workers who are committed to providing essential services to those impacted by the COVID-19 pandemic. The company’s relief efforts will support small businesses, food provisioning to vulnerable communities, and the safety of healthcare workers.

•

First quarter 2020 net revenues[1] were $701 million, an increase of 11% over the first quarter of 2019. Compared to the prior year period, revenues in the non-trading segments[2] increased 7%, primarily due to organic growth, while Market Services revenues rose 21%, due to historic trading volumes primarily in the second half of the first quarter.

•

The GAAP operating margin was 39% in the first quarter of 2020, down from 43% in the prior year period, due to bond refinancing costs, while the non-GAAP operating margin[3] of 52% increased from 49% in the prior year.

•

First quarter 2020 GAAP diluted earnings per share was $1.22, down from $1.48 in the first quarter of 2019, with the decrease largely due to bond refinancing costs in the first quarter of 2020, and a gain on the sale of a business and income from our equity interest in an equity method investment in the first quarter of 2019. First quarter 2020 non-GAAP earnings per share was $1.50, compared to $1.22 in the first quarter of 2019.

•

During the first quarter of 2020, the company strengthened its balance sheet by increasing cash reserves to address any potential short-term funding risks due to the effects of COVID-19. Additionally, Nasdaq refinanced all of its 3.875% senior notes due 2021, extending our nearest bond maturity to May 2023.

New York, N.Y.- Nasdaq, Inc. (Nasdaq: NDAQ) today reported financial results for the first quarter of 2020.

First quarter 2020 net revenues were $701 million, an increase of $67 million, or 11%, from $634 million in the prior year period. Net revenues reflected a $51 million positive impact from organic growth in the Market Services segment, a $30 million positive impact from organic growth in the non-trading segments and a $2 million increase from the inclusion of revenues from acquisitions, partially offset by a $10 million negative impact from divestitures and a $6 million unfavorable impact from changes in exchange rates.

“The COVID-19 pandemic’s human, health, societal, and economic costs have been severe and will have lasting implications on our global community,” said Adena Friedman, President and CEO, Nasdaq. “At the same time the crisis has highlighted how humanity manifests itself in inspirational, powerful responses. The unflinching resolve of healthcare and other essential workers, meal delivery efforts and support of small businesses, coupled with the overarching creativity of the human spirit in identifying new ways of working, supporting and caring for each other has been truly awe-inspiring.”

Ms. Friedman continued: “I am incredibly proud of the way our Nasdaq team has worked diligently under such unique conditions to sustain uninterrupted access to capital for issuers and investors, as well as supporting our technology clients and their respective economies. Our ability to scale reliably to meet unprecedented trading activity around the world, while effectively serving thousands of clients in our non-trading segments, demonstrates the strength of our business, operating,

1	Represents revenues less transaction-based expenses.
2	Constitutes revenues from Market Technology, Information Services and Corporate Services segments.
3	Refer to our reconciliations of U.S. GAAP to non-GAAP net income, diluted earnings per share, operating income and operating expenses, included in the attached schedules.

and financial models. While we continue to evaluate the evolving challenges of the COVID-19 pandemic, we are focused on delivering for all of our stakeholders and investing deliberately and carefully to ensure the company is best positioned to serve our clients’ evolving long-term needs.”

GAAP operating expenses were $426 million in the first quarter of 2020, an increase of $67 million from $359 million in the first quarter of 2019. The increase primarily reflects higher general, administrative and other expense, higher compensation expense and higher restructuring charges, partially offset by lower professional fees compared to the first quarter of 2019. The increase in general, administrative and other expense primarily reflects costs related to bond refinancing costs.

Non-GAAP operating expenses were $336 million in the first quarter of 2020, an increase of $14 million, or 4%, compared to the first quarter of 2019. This reflects a $23 million organic expense increase, partially offset by a $5 million decline from the net impact of acquisitions and a divestiture and a $4 million favorable impact from changes in foreign exchange rates. The $23 million organic expense increase primarily reflects higher achievement within our performance-based compensation programs.

“Early in the first quarter, Nasdaq began adapting how and where we work to protect our people and ensure we are well positioned to meet our clients’ needs. Effective continuity planning positioned us to realize the benefits of our financial model, with not only record net revenues and net income, but also strong operating leverage and cash flow generation,” said Michael Ptasznik, Executive Vice President and Chief Financial Officer, Nasdaq. “Additionally, to prudently address COVID-19 crisis risks, the company took steps to strengthen its balance sheet. Specifically, Nasdaq refinanced certain bonds to lower interest costs and eliminated near-term bond maturities, and we increased cash on the balance sheet by drawing from our existing revolving credit facility to ensure short-term funding needs were insulated from volatile money markets. These prudent steps combined with Nasdaq’s highly cash-generative business enabled the company to continue executing on our capital deployment plan, including investing for the future and returning capital to shareholders.”

On a GAAP basis, net income in the first quarter of 2020 was $203 million, or diluted earnings per share of $1.22, compared to $247 million, or $1.48 per diluted share, in the first quarter of 2019.

On a non-GAAP basis, net income in the first quarter of 2020 was $251 million, or $1.50 per diluted share, compared to $204 million, or $1.22 per diluted share, in the first quarter of 2019.

At March 31, 2020, the company had cash and cash equivalents of $1,015 million and total debt of $4,108 million, resulting in net debt of $3,093 million. This compares to total debt of $3,387 million and net debt of $3,055 million at December 31, 2019. As of March 31, 2020, there was $510 million remaining under the board authorized share repurchase program.

UPDATING 2020 NON-GAAP EXPENSE AND TAX GUIDANCE1

The company is updating its 2020 non-GAAP operating expense guidance to the range of $1,320 to $1,370 million, principally to reflect the acquisitions of Solovis and OneReport during the first quarter of 2020. Nasdaq continues to expect its 2020 non-GAAP tax rate to be in the range of 25.5% to 27.5%.

1

U.S. GAAP operating expense and tax rate guidance are not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.

BUSINESS HIGHLIGHTS

Market Services (40% of total net revenues) - Net revenues were $281 million in the first quarter of 2020, an increase of $48 million, or 21%, when compared to the first quarter of 2019.

Equity Derivative Trading and Clearing (13% of total net revenues) - Net equity derivative trading and clearing revenues were $94 million in the first quarter of 2020, up $22 million from the first quarter of 2019. The increase primarily reflects higher U.S. industry trading volumes, partially offset by lower overall U.S. matched market share executed on Nasdaq’s exchanges and a lower U.S. net capture rate.

Cash Equity Trading (14% of total net revenues) - Net cash equity trading revenues were $98 million in the first quarter of 2020, up $29 million from the first quarter of 2019. The increase primarily reflects higher U.S. and European industry trading volumes and a higher U.S capture rate, partially offset by lower overall U.S. matched market share executed on Nasdaq’s exchanges.

Fixed Income and Commodities Trading and Clearing (3% of total net revenues) - Net fixed income and commodities trading and clearing revenues were $17 million in the first quarter of 2020, down $2 million from the first quarter of 2019. The decrease was driven by the sale of the core assets of our NFX business and lower fixed income revenues, partially offset by higher European commodity products revenues.

Trade Management Services (10% of total net revenues) - Trade management services revenues were $72 million in the first quarter of 2020, down $1 million compared to the first quarter of 2019.

Corporate Services (18% of total net revenues) - Revenues were $128 million in the first quarter of 2020, up $7 million, or 6%, compared to the first quarter of 2019.

Listing Services (11% of total net revenues) - Listing services revenues were $75 million in the first quarter of 2020, up $4 million from the first quarter of 2019. The change primarily reflects higher listing revenues due to an increase in the total number of listed companies and annual renewal fees.

Corporate Solutions (7% of total net revenues) - Corporate solutions revenues were $53 million in the first quarter of 2020, an increase of $3 million from the first quarter of 2019 primarily due to an increase in governance solutions revenues and IR intelligence revenues.

Information Services (30% of total net revenues) - Revenues were $211 million in the first quarter of 2020, up $18 million, or 9%, from the first quarter of 2019.

Market Data (14% of total net revenues) - Market data revenues were $97 million in the first quarter of 2020, down $3 million from the first quarter of 2019, due to $5 million lower collections from under reported usage partially offset by organic growth in U.S. proprietary products.

Index (10% of total net revenues) - Index revenues were $73 million in the first quarter of 2020, up $19 million from the first quarter of 2019, primarily driven by higher licensing revenue from higher average assets under management (AUM) in exchange traded products (ETPs) linked to Nasdaq indexes, higher licensing revenue from futures trading linked to the Nasdaq 100 Index, and a $5 million collection related to prior period usage.

Investment Data & Analytics (6% of total net revenues) - Investment data & analytics revenues were $41 million in the first quarter of 2020, up $2 million from the first quarter of 2019, primarily due to growth in eVestment.

Market Technology (12% of total net revenues) - Revenues were $81 million in the first quarter of 2020, up $4 million, or 5%, from the first quarter of 2019. The increase is due to higher SaaS surveillance revenues and an increase in software delivery and support projects, partially offset by a decrease in change request revenues and an unfavorable impact from foreign exchange of $2 million.

CORPORATE HIGHLIGHTS

•

Nasdaq pledges business and philanthropic support in response to COVID-19. In the first quarter of 2020, Nasdaq committed cash and in-kind donations totaling $6 million to COVID-19 response and relief efforts to help provide assistance to those who are most at risk. As part of Nasdaq’s $6 million philanthropic commitment, a total cash donation of $5 million will be provided to the following programs: the Opportunity Fund’s Small Business Relief Fund to support small business owners; the World Central Kitchen’s #ChefsForAmerica relief efforts; and the World Health Organization’s COVID-19 Solidarity Response Fund. To support local health care providers, Nasdaq donated 12,000 face masks to the Greater New York Hospital Association. Additionally, approximately $1 million of advertising time on the Nasdaq MarketSite Tower in Times Square is reserved for public service address messages.

•

Nasdaq’s exchanges delivered resilient performance as market activity and net revenue each set new highs. Nasdaq is committed to resilient markets and maintains an operational excellence program to ensure capacity, performance and reliability of the company’s trading systems. All of Nasdaq’s electronically operated equities, options and fixed income markets operated at high performance levels during the surge of trading volume related to the COVID-19 pandemic. During March 2020, message traffic increased approximately two times versus March 2019 in Nasdaq’s U.S. equities marketplaces and increased approximately three times in Nasdaq’s U.S. options markets compared to the prior year period. Additionally, Nasdaq’s combined U.S. equities and options markets as well as its Nordic equities marketplaces set monthly company records for trading volumes in March 2020. Net revenue of $281 million in the first quarter of 2020 set a new record in Market Services.

•

Nasdaq’s organic growth in non-trading segments was broad based, driven by gains in each of the Market Technology, Information Services and Corporate Services segments in the first quarter of 2020. Market Technology grew Annualized Recurring Revenue[1] (ARR) to $257 million, up 9% compared to the prior year period. Information Services set a new quarterly high in revenues, due to year over year growth in AUM in licensed ETPs, as well as record volumes in licensed index futures. Corporate Services welcomed 27 U.S. IPOs in the first quarter of 2020, representing 69% of U.S. IPOs, the majority of U.S. IPO capital raised at 58%, and the largest IPO this year to date: PPD, Inc.

•

Nasdaq expands client offering through the acquisitions of investment data firm Solovis and ESG specialist OneReport. Nasdaq announced the acquisition of Solovis, which offers multi-asset class, public and private market portfolio management, analytics and reporting tools used by institutional investors and consultants. Solovis solutions expand on the capabilities of Nasdaq’s eVestment group, a leading data and analytics solution facilitating institutional asset allocation research and decisions. Nasdaq also announced the acquisition of OneReport, a privately-held provider of corporate responsibility and environmental, social and governance (ESG) data management and report services. OneReport brings efficient, effective reporting tools to the expanding set of ESG expertise and solutions Nasdaq delivers to corporate issuers and other investment community stakeholders.

1

Annualized Recurring Revenue (ARR) for a given period is the annualized revenue of active Market Technology support and SaaS subscription contracts. ARR is currently one of our key performance metrics to assess the health and trajectory of our business. ARR does not have any standardized definition and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts at the end of a reporting period used in calculating ARR may or may not be extended or renewed by our customers.

ABOUT NASDAQ

Nasdaq (Nasdaq: NDAQ) is a global technology company serving the capital markets and other industries. Our diverse offering of data, analytics, software and services enables clients to optimize and execute their business vision with confidence. To learn more about the company, technology solutions and career opportunities, visit us on LinkedIn, on Twitter @Nasdaq, or at www.nasdaq.com.

NON-GAAP INFORMATION

In addition to disclosing results determined in accordance with U.S. GAAP, Nasdaq also discloses certain non-GAAP results of operations, including, but not limited to, net income attributable to Nasdaq, diluted earnings per share, operating income, and operating expenses, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. Management uses this non-GAAP information internally, along with U.S. GAAP information, in evaluating our performance and in making financial and operational decisions. We believe our presentation of these measures provides investors with greater transparency and supplemental data relating to our financial condition and results of operations. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.

These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces its usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.

We understand that analysts and investors regularly rely on non-GAAP financial measures, such as non-GAAP net income attributable to Nasdaq, non-GAAP diluted earnings per share, non-GAAP operating income and non-GAAP operating expenses to assess operating performance. We use these measures because they highlight trends more clearly in our business that may not otherwise be apparent when relying solely on U.S. GAAP financial measures, since these measures eliminate from our results specific financial items that have less bearing on our ongoing operating performance.

Foreign exchange impact: In countries with currencies other than the U.S. dollar, revenues and expenses are translated using monthly average exchange rates. Certain discussions in this release isolate the impact of year-over-year foreign currency fluctuations to better measure the comparability of operating results between periods. Operating results excluding the impact of foreign currency fluctuations are calculated by translating the current period’s results by the prior period’s exchange rates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. Nasdaq cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections relating to our future financial results, total shareholder returns, growth, trading volumes, products and services, ability to transition to new business models, order backlog, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain acquisitions and other strategic, restructuring, technology, de-leveraging and capital allocation initiatives, (iii) statements about our integrations of our recent acquisitions, (iv) statements relating to any litigation or regulatory or government investigation or action to which we are or could become a party, (v) the potential impact of the COVID-19 pandemic on our business, operations, results of operations, financial condition, workforce or the operations or decisions of our customers, suppliers or business partners, and (vi) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to, Nasdaq’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in Nasdaq’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on Nasdaq’s investor relations website at http://ir.nasdaq.com and the SEC’s website at www.sec.gov. Nasdaq undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

WEBSITE DISCLOSURE

Nasdaq intends to use its website, ir.nasdaq.com, as a means for disclosing material non-public information and for complying with SEC Regulation FD and other disclosure obligations.

MEDIA RELATIONS CONTACT: Allan Schoenberg +1.212.231.5534 allan.schoenberg@nasdaq.com	INVESTOR RELATIONS CONTACT: Ed Ditmire, CFA +1.212.401.8737 ed.ditmire@nasdaq.com

Nasdaq, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Revenues:
Market Services	$933	$644	$638
Transaction-based expenses:
Transaction rebates	(479)	(315)	(331)
Brokerage, clearance and exchange fees	(173)	(104)	(74)

Total Market Services revenues less transaction-based expenses	281	225	233
Corporate Services	128	129	121
Information Services	211	194	193
Market Technology	81	98	77
Other Revenues	—	—	10

Revenues less transaction-based expenses	701	646	634

Operating Expenses:
Compensation and benefits	195	189	175
Professional and contract services	27	28	37
Computer operations and data communications	35	35	33
Occupancy	25	25	24
General, administrative and other	61	30	16
Marketing and advertising	9	10	10
Depreciation and amortization	48	47	48
Regulatory	7	8	7
Merger and strategic initiatives	7	5	9
Restructuring charges	12	9	—

Total operating expenses	426	386	359

Operating income	275	260	275
Interest income	2	2	3
Interest expense	(26)	(28)	(37)
Net gain on divestiture of business	—	—	27
Other income	5	4	—
Net income from unconsolidated investees	17	14	45

Income before income taxes	273	252	313
Income tax provision	70	50	66

Net income attributable to Nasdaq	$203	$202	$247

Per share information:
Basic earnings per share	$1.23	$1.23	$1.49

Diluted earnings per share	$1.22	$1.21	$1.48

Cash dividends declared per common share	$0.47	$0.47	$0.44

Weighted-average common shares outstanding for earnings per share:
Basic	164.9	164.5	165.3
Diluted	166.8	166.8	167.0

Nasdaq, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
MARKET SERVICES REVENUES
Equity Derivative Trading and Clearing Revenues	$285	$211	$193
Transaction-based expenses:
Transaction rebates	(172)	(124)	(113)
Brokerage, clearance and exchange fees	(19)	(14)	(8)

Total net equity derivative trading and clearing revenues	94	73	72
Cash Equity Trading Revenues	558	345	352
Transaction-based expenses:
Transaction rebates	(307)	(191)	(217)
Brokerage, clearance and exchange fees	(153)	(89)	(66)

Total net cash equity trading revenues	98	65	69
Fixed Income and Commodities Trading and Clearing Revenues	18	16	20
Transaction-based expenses:
Transaction rebates	—	—	(1)
Brokerage, clearance and exchange fees	(1)	(1)	—

Total net fixed income and commodities trading and clearing revenues	17	15	19
Trade Management Services Revenues	72	72	73

Total Net Market Services revenues	281	225	233

CORPORATE SERVICES REVENUES
Listings Services revenues	75	77	71
Corporate Solutions revenues	53	52	50

Total Corporate Services revenue	128	129	121

INFORMATION SERVICES REVENUES
Market Data revenues	97	96	100
Index revenues	73	57	54
Investment Data & Analytics revenues	41	41	39

Total Information Services revenues	211	194	193

MARKET TECHNOLOGY REVENUES	81	98	77
OTHER REVENUES	—	—	10

REVENUES LESS TRANSACTION-BASED EXPENSES	$701	$646	$634

Nasdaq, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	March 31,	December 31,
	2020	2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,015	$332
Restricted cash	29	30
Financial investments	254	291
Receivables, net	568	422
Default funds and margin deposits	3,241	2,996
Other current assets	163	219

Total current assets	5,270	4,290
Property and equipment, net	375	384
Goodwill	6,326	6,366
Intangible assets, net	2,200	2,249
Operating lease assets	324	346
Other non-current assets	303	289

Total assets	$14,798	$13,924

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$183	$148
Section 31 fees payable to SEC	161	132
Accrued personnel costs	132	188
Deferred revenue	416	211
Other current liabilities	171	161
Default funds and margin deposits	3,241	2,996
Short-term debt	1,146	391

Total current liabilities	5,450	4,227
Long-term debt	2,962	2,996
Deferred tax liabilities, net	507	552
Operating lease liabilities	310	331
Other non-current liabilities	171	179

Total liabilities	9,400	8,285

Commitments and contingencies
Equity
Nasdaq stockholders’ equity:
Common stock	2	2
Additional paid-in capital	2,527	2,632
Common stock in treasury, at cost	(364)	(336)
Accumulated other comprehensive loss	(1,909)	(1,686)
Retained earnings	5,140	5,027

Total Nasdaq stockholders’ equity	5,396	5,639
Noncontrolling interests	2	—

Total equity	5,398	5,639

Total liabilities and equity	$14,798	$13,924

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
U.S. GAAP net income attributable to Nasdaq	$203	$202	$247
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	25	25	26
Merger and strategic initiatives (2)	7	5	9
Restructuring charges (3)	12	9	—
Net gain on divestiture of business (4)	—	—	(27)
Net income from unconsolidated investee (5)	(16)	(14)	(45)
Extinguishment of debt (6)	36	—	—
Other (7)	5	8	2

Total non-GAAP adjustments	69	33	(35)
Non-GAAP adjustment to the income tax provision (8)	(18)	(19)	(4)
Excess tax benefits related to employee share-based compensation	(3)	(1)	(4)

Total non-GAAP adjustments, net of tax	48	13	(43)
Non-GAAP net income attributable to Nasdaq	$251	$215	$204

U.S. GAAP diluted earnings per share	$1.22	$1.21	$1.48
Total adjustments from non-GAAP net income above	0.28	0.08	(0.26)

Non-GAAP diluted earnings per share	$1.50	$1.29	$1.22

Weighted-average diluted common shares outstanding for earnings per share:	166.8	166.8	167.0

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

In September 2019, we initiated the transition of certain technology platforms to advance the company’s strategic opportunities as a technology and analytics provider and continue the realignment of certain business areas. Charges associated with this plan represent a fundamental shift in our strategy and technology as well as executive re-alignment and will be excluded for purposes of calculating non-GAAP measures as they are not reflective of ongoing operating performance or comparisons in Nasdaq’s performance between periods. For the three months ended March 31, 2020, we recorded $12 million in charges which primarily consisted of consulting services, asset impairment charges primarily related to capitalized software that was retired, and accelerated depreciation expense on certain assets as a result of a decrease in their useful life. For the three months ended December 31, 2019, we recorded $9 million in charges primarily related to severance and employee-related costs.

(4)	For the three months ended March 31, 2019, represents the pre-tax gain on the sale of our BWise enterprise governance, risk and compliance software platform.
(5)

In the relevant periods, primarily represents net income recognized from our equity interest in OCC. In February 2019, the SEC disapproved the OCC rule change that established OCC’s 2015 capital plan and OCC suspended customer rebates and dividends to owners. We were not able to determine the impact of the disapproval of the OCC capital plan on OCC’s 2018 net income until March 2019, when OCC’s 2018 financial statements were made available to us. As a result, in March 2019, we recognized $36 million of income relating to our share of OCC’s net income for the year ended December 31, 2018 as well as our share of OCC’s first quarter 2019 net income of $9 million. We also recognized our share of OCC’s net income of $17 million for the three months ended March 31, 2020 and $14 million for the three months ended December 31, 2019. We will continue to exclude net income related to our share of OCC’s earnings for purposes of calculating non-GAAP measures as our income on this investment will vary significantly compared to prior years. This will provide a more meaningful analysis of Nasdaq’s ongoing operating performance or comparisons in Nasdaq’s performance between periods.

(6)

Represents a charge recorded in connection with the early extinguishment of our 3.875% senior unsecured notes, primarily related to a premium paid for early redemption. This charge is recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(7)

For the three months ended March 31, 2020, other charges primarily included accrued expense associated with our donation to COVID-19 response and relief efforts, which is recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income. For the three months ended December 31, 2019, other charges included costs for a tax reserve for certain prior year examinations, which is recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income and certain litigation costs which are recorded in professional and contract services expense in the Condensed Consolidated Statements of Income.

(8)

The non-GAAP adjustment to the income tax provision primarily includes the tax impact of each non-GAAP adjustment. In addition, for the three months ended December 31, 2019, a tax benefit of $10 million was recorded, primarily related to an adjustment to the 2018 federal and state tax returns and for the three months ended March 31, 2019, a tax benefit of $10 million was recorded related to capital distributions from the OCC. See footnote 5 above for further discussion.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
U.S. GAAP operating income	$275	$260	$275
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	25	25	26
Merger and strategic initiatives (2)	7	5	9
Restructuring charges (3)	12	9	—
Extinguishment of debt (4)	36	—	—
Other (5)	10	12	2

Total non-GAAP adjustments	90	51	37

Non-GAAP operating income	$365	$311	$312

Revenues less transaction-based expenses	$701	$646	$634
U.S. GAAP operating margin (6)	39%	40%	43%
Non-GAAP operating margin (7)	52%	48%	49%

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

In September 2019, we initiated the transition of certain technology platforms to advance the company’s strategic opportunities as a technology and analytics provider and continue the realignment of certain business areas. Charges associated with this plan represent a fundamental shift in our strategy and technology as well as executive re-alignment and will be excluded for purposes of calculating non-GAAP measures as they are not reflective of ongoing operating performance or comparisons in Nasdaq’s performance between periods. For the three months ended March 31, 2020, we recorded $12 million in charges which primarily consisted of consulting services, asset impairment charges primarily related to capitalized software that was retired, and accelerated depreciation expense on certain assets as a result of a decrease in their useful life. For the three months ended December 31, 2019, we recorded $9 million in charges primarily related to severance and employee-related costs.

(4)

Represents a charge recorded in connection with the early extinguishment of our 3.875% senior unsecured notes, primarily related to a premium paid for early redemption. This charge is recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(5)

For the three months ended March 31, 2020, other charges primarily included accrued expense associated with our donation to COVID-19 response and relief efforts, which is recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income. For the three months ended December 31, 2019, other charges included costs for a tax reserve for certain prior year examinations, which is recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income and certain litigation costs which are recorded in professional and contract services expense in the Condensed Consolidated Statements of Income.

(6)	U.S. GAAP operating margin equals U.S. GAAP operating income divided by revenues less transaction-based expenses.
(7)	Non-GAAP operating margin equals non-GAAP operating income divided by revenues less transaction-based expenses.

Nasdaq, Inc.

Reconciliation of U.S. GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
U.S. GAAP operating expenses	$426	$386	$359
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	(25)	(25)	(26)
Merger and strategic initiatives (2)	(7)	(5)	(9)
Restructuring charges (3)	(12)	(9)	—
Extinguishment of debt (4)	(36)	—	—
Other (5)	(10)	(12)	(2)

Total non-GAAP adjustments	(90)	(51)	(37)

Non-GAAP operating expenses	$336	$335	$322

(1)

We amortize intangible assets acquired in connection with various acquisitions. Intangible asset amortization expense can vary from period to period due to episodic acquisitions completed, rather than from our ongoing business operations.

(2)

We have pursued various strategic initiatives and completed acquisitions and divestitures in recent years which have resulted in expenses which would not have otherwise been incurred. These expenses generally include integration costs, as well as legal, due diligence and other third party transaction costs and will vary based on the size and frequency of the activities described above.

(3)

In September 2019, we initiated the transition of certain technology platforms to advance the company’s strategic opportunities as a technology and analytics provider and continue the realignment of certain business areas. Charges associated with this plan represent a fundamental shift in our strategy and technology as well as executive re-alignment and will be excluded for purposes of calculating non-GAAP measures as they are not reflective of ongoing operating performance or comparisons in Nasdaq’s performance between periods. For the three months ended March 31, 2020, we recorded $12 million in charges which primarily consisted of consulting services, asset impairment charges primarily related to capitalized software that was retired, and accelerated depreciation expense on certain assets as a result of a decrease in their useful life. For the three months ended December 31, 2019, we recorded $9 million in charges primarily related to severance and employee-related costs.

(4)

Represents a charge recorded in connection with the early extinguishment of our 3.875% senior unsecured notes, primarily related to a premium paid for early redemption. This charge is recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income.

(5)

For the three months ended March 31, 2020, other charges primarily included accrued expense associated with our donation to COVID-19 response and relief efforts, which is recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income. For the three months ended December 31, 2019, other charges included costs for a tax reserve for certain prior year examinations, which is recorded in general, administrative and other expense in our Condensed Consolidated Statements of Income and certain litigation costs which are recorded in professional and contract services expense in the Condensed Consolidated Statements of Income.

Nasdaq, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Market Services
Equity Derivative Trading and Clearing
U.S. equity options
Total industry average daily volume (in millions)	25.3	17.7	17.3
Nasdaq PHLX matched market share	12.8%	15.9%	16.0%
The Nasdaq Options Market matched market share	10.6%	8.4%	9.2%
Nasdaq BX Options matched market share	0.2%	0.2%	0.3%
Nasdaq ISE Options matched market share	8.4%	9.1%	8.6%
Nasdaq GEMX Options matched market share	3.8%	4.2%	4.1%
Nasdaq MRX Options matched market share	0.3%	0.4%	0.2%

Total matched market share executed on Nasdaq’s exchanges	36.1%	38.2%	38.4%
Nasdaq Nordic and Nasdaq Baltic options and futures
Total average daily volume options and futures contracts (1)	457,819	401,078	353,454
Cash Equity Trading
Total U.S.-listed securities
Total industry average daily share volume (in billions)	11.0	6.8	7.5
Matched share volume (in billions)	126.8	79.5	90.6
The Nasdaq Stock Market matched market share	16.8%	16.4%	16.8%
Nasdaq BX matched market share	1.2%	1.4%	2.2%
Nasdaq PSX matched market share	0.6%	0.6%	0.7%

Total matched market share executed on Nasdaq’s exchanges	18.6%	18.4%	19.7%
Market share reported to the FINRA/Nasdaq Trade Reporting Facility	30.2%	30.2%	29.9%

Total market share (2)	48.8%	48.6%	49.6%
Nasdaq Nordic and Nasdaq Baltic securities
Average daily number of equity trades executed on Nasdaq’s exchanges	1,021,963	625,833	574,195
Total average daily value of shares traded (in billions)	$6.4	$4.5	$5.1
Total market share executed on Nasdaq’s exchanges	74.5%	73.9%	66.8%
Fixed Income and Commodities Trading and Clearing
Fixed Income
U.S. fixed income volume (in billions)	$2,067	$1,796	$2,715
Total average daily volume of Nasdaq Nordic and traded Nasdaq Baltic fixed income contracts	115,137	105,434	116,262
Commodities
Power contracts cleared (TWh) (3)	292	229	250
Corporate Services
Initial public offerings
The Nasdaq Stock Market	27	50	37
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic	7	12	4
Total new listings
The Nasdaq Stock Market(4)	56	107	59
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic(5)	9	17	9
Number of listed companies
The Nasdaq Stock Market(6)	3,146	3,140	3,059
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic(7)	1,039	1,040	1,018
Information Services
Number of licensed exchange traded products (ETPs)	325	332	346
ETP assets under management (AUM) tracking Nasdaq indexes (in billions)	$206	$233	$196
Market Technology
Order intake (in millions)(8)	$80	$204	$54
Annualized recurring revenues (in millions)(9)	$257	$260	$236

(1)	Includes Finnish option contracts traded on EUREX Group.
(2)

Includes transactions executed on The Nasdaq Stock Market’s, Nasdaq BX’s and Nasdaq PSX’s systems plus trades reported through the Financial Industry Regulatory Authority/Nasdaq Trade Reporting Facility.

(3)	Transactions executed on Nasdaq Commodities or OTC and reported for clearing to Nasdaq Commodities measured by Terawatt hours (TWh).
(4)	New listings include IPOs, including those completed on a best efforts basis, issuers that switched from other listing venues, closed-end funds and separately listed ETPs.
(5)	New listings include IPOs and represent companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(6)	Number of total listings on The Nasdaq Stock Market at period end, including 412 ETPs as of March 31, 2020, 412 ETPs as of December 31, 2019, and 388 ETPs as of March 31, 2019.
(7)	Represents companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North at period end.
(8)	Total contract value of orders signed during the period.
(9)

Annualized Recurring Revenue, or ARR, for a given period is the annualized revenue of Market Technology support and SaaS subscription contracts. ARR is currently one of our key performance metrics to assess the health and trajectory of our business. ARR does not have any standardized definition and is therefore unlikely to be comparable to similarly titled measures presented by other companies. ARR should be viewed independently of revenue and deferred revenue and is not intended to be combined with or to replace either of those items. ARR is not a forecast and the active contracts during the reporting period used in calculating ARR may or may not be extended or renewed by our customers.